®

PRESS RELEASE

www.inhibitex.com

FOR IMMEDIATE RELEASE

INHIBITEX REPORTS THIRD QUARTER FINANCIAL RESULTS
AND RECENT CORPORATE DEVELOPMENTS

-4.25 log10 IU/mL Reduction in HCV RNA Levels Observed
with Once-Daily Administration of 200 mg INX-189-

-Conference Call Today at 9:00 a.m. EDT-

ATLANTA, GA – November 4, 2011 — Inhibitex, Inc. (NASDAQ:INHX, the “Company”) today announced its financial results for the third quarter ended September 30, 2011 and provided an update on several recent corporate developments, including top-line safety and antiviral data from the first cohort in its ongoing clinical trial designed to evaluate higher doses of INX-189, an oral nucleotide polymerase inhibitor, being developed to treat chronic infections caused by hepatitis C virus (HCV), administered as monotherapy or in combination with ribavirin for seven days.

“We are very pleased with the progress we have made in the clinical development of INX-189 over the past several months, as well as the continued potent, dose-dependent antiviral activity it is demonstrating as monotherapy in genotype 1 treatment-naïve HCV patients,” stated Russell H. Plumb, President and CEO of Inhibitex, Inc. “We look forward to expanding the scope of our Phase 2 program to include interferon-free combinations of INX-189 with other antiviral agents in HCV genotype 1, 2, and 3 patients in 2012.”

Recent Corporate Developments

INX-189 for Chronic Hepatitis C – The Company today reported top-line safety and antiviral data from the first cohort of its ongoing clinical trial of INX-189, which is primarily designed to further evaluate the safety, tolerability, pharmacokinetics and antiviral activity of higher doses of INX-189, administered as monotherapy, or in combination with ribavirin, for seven days in treatment-naïve patients with chronic HCV genotype 1. In this study, 200 mg INX-189, dosed once-daily for seven days, continued to demonstrate potent and dose-dependent antiviral activity with a median HCV RNA reduction from baseline of -4.25 log10 IU/mL. Further, 200 mg INX-189 was generally well tolerated, and there were no serious adverse events (SAE) or dose dependent adverse events (AE) observed.

In September, the Company announced the initiation of this trial, which includes other planned cohorts of 100 mg INX-189 dosed once daily in combination with ribavirin, 100 mg INX-189 dosed twice daily as monotherapy, 100 mg INX-189 dosed with food, and possibly higher monotherapy doses of INX-189. Earlier this year, the Company reported positive top-line safety and antiviral data from its initial multiple ascending dose Phase 1b clinical trial of INX-189, whereby INX-189, when dosed once-daily at 9 mg, 25 mg, 50 mg and 100 mg for seven days, demonstrated dose-dependent antiviral activity with median HCV RNA reductions from baseline of -0.64, -1.00, -1.47, and -2.53 log10 IU/mL, respectively.

The Company also reported today that it has initiated a Phase 1 drug/drug interaction study in healthy volunteers of INX-189 and an HCV direct acting antiviral compound, the objective of which is to evaluate the safety, tolerability and pharmacokinetics of the two compounds in contemplation of the Company expanding its Phase 2 clinical development program to include interferon-free combinations of INX-189 with other antiviral agents in HCV genotype 1, 2, and 3 patients in 2012. The Company anticipates that this study will be completed by year-end.

In September, the Company also announced the commencement of a 90-patient randomized, placebo controlled, response-guided, Phase 2 clinical trial to evaluate the safety, tolerability and antiviral activity of INX-189 in combination with pegylated interferon and ribavirin in chronic HCV-infected genotype 2 and 3 treatment-naïve patients. This ongoing clinical trial is designed to evaluate three once-daily doses of INX-189 (25 mg, 50 mg and 100 mg) administered in combination with pegylated interferon and ribavirin for 12 weeks, and includes a control arm in which patients will receive placebo and standard of care treatment (a combination of pegylated interferon and ribavirin for 24 weeks). Each INX-189 combination treatment cohort in the trial is expected to include 25 patients, and the control arm is expected to include 15 patients. Patients in the INX-189 containing treatment arms that achieve an extended rapid viral response, or eRVR, defined as having HCV RNA below the level of detection after 28 days and 12 weeks of dosing, will stop all therapy after 12 weeks. Those patients who do not achieve an eRVR will continue receiving pegylated interferon and ribavirin for 12 additional weeks. Patients will be followed for 24 weeks after end-of-treatment to determine if they achieve a sustained viral response (SVR), which is the currently accepted definition of cure for chronic HCV infections. The Company anticipates completing enrollment in this trial around year end.

The Company is presenting two abstracts at the upcoming annual meeting of the American Association for the Study of Liver Diseases (AASLD) in San Francisco beginning November 4, 2011. On August 2, 2011, AASLD posted the titles of these abstracts on its website, which are:

•	Antiviral Activity and Safety of INX-08189, a Nucleotide Polymerase Inhibitor, Following 7-Days of Oral Therapy in Naïve Genotype-1 Chronic HCV Patients

•	Preclinical Characterization of a Series of Highly Potent Phosphorodiamidate Nucleotide Analogue Inhibitors of Hepatitis C Polymerase.

FV-100 – In August, the Company announced its intentions to file a protocol and other associated submissions, including a patient reported outcomes (PRO) dossier, to the FDA for a proposed Phase 2b trial of FV-100 in order to obtain feedback on the protocol, its PRO methodology, and a regulatory pathway that could potentially support an indication for the reduction of shingles-associated pain and/or the incidence of post-herpetic neuralgia (PHN). The Company anticipates submitting these documents to the FDA this month. Subject to satisfactory regulatory review and feedback concerning the proposed clinical endpoints and the potential to support an indication for the reduction of shingles-associated pain and/or incidence of PHN, the Company will determine whether it will initiate the proposed Phase 2b study of FV-100 in 2012.

Third Quarter 2011 Financial Results

As of September 30, 2011, the Company held $53.7 million in cash, cash equivalents, short-term and long-term investments.

The Company reported a net loss in the third quarter of 2011 of $5.3 million, which was the same net loss it reported in the third quarter of 2010. While the net loss in each of these quarters was essentially the same, the net loss in the third quarter of 2011 resulted from an increase in milestone revenue earned in the quarter that was offset by higher research and development expense. Basic and diluted net loss per share was $0.07 for the third quarter of 2011, as compared to $0.08 for the third quarter of 2010.

Revenue for the third quarter of 2011 increased to $1.3 million from $0.3 million in the third quarter of 2010 due to a $1.0 million milestone earned and received from our licensee and collaborator, Pfizer, Inc. associated with the initiation of a Phase 1/ 2 clinical trial of a 4-antigen Staphylococcus aureus (S. aureus) vaccine (SA4Ag) during the quarter.

Research and development expense increased to $5.7 million in the third quarter of 2011 from $4.7 million in the third quarter of 2010. The $1.0 million increase was primarily due to a $0.4 million increase in direct costs incurred with the initiation of both the Phase 2 genotype 2/3 clinical trial of INX-189 and the additional clinical trial of INX-189 designed to evaluate higher doses of INX-189 administered as monotherapy or in combination with ribavirin for seven days, as well as an increase in non-direct expenses of $0.6 million related to an increase in research and development personnel and higher use of laboratory supplies.

General and administrative expense was $0.9 million in the third quarter of 2011, which was the same amount as reported in the third quarter of 2010.

Conference Call and Webcast Information

Russell H. Plumb, President and Chief Executive Officer of Inhibitex, and other members of management will review the Company’s third quarter 2011 operating results and financial position, as well as provide a general update on recent corporate developments via a webcast and conference call today at 9:00 a.m. EDT. To access the conference call, dial (877) 407-9210 (domestic) or (201) 689-8049 (international). A replay of the call will be available from 11:00 a.m. EDT on November 4, 2011 until December 4, 2011 at midnight. To access the replay, please dial (877) 660-6853 (domestic) or (201) 612-7415 (international) and reference the account # 286 and the conference ID # 382037. A live audio webcast of the call and the archived webcast will be available under the News and Events category on the Inhibitex website at http://www.inhibitex.com.

About Inhibitex

Inhibitex, Inc. is a biopharmaceutical company focused on developing products to prevent and treat serious infectious diseases. The Company’s clinical-stage pipeline includes two Phase 2 development programs for which it has retained all future rights: INX-189, a nucleotide polymerase inhibitor in development for the treatment of chronic hepatitis C infections and FV-100, a nucleotide polymerase inhibitor in development for the treatment of shingles-associated pain. The Company also has additional HCV nucleotide polymerase inhibitors in preclinical development and has licensed the use of its proprietary MSCRAMM® protein platform to Pfizer for the development of a staphylococcal vaccine, which is currently being evaluated in a Phase 1/2 clinical trial. For additional information about the Company, please visit www.inhibitex.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than historical facts included in this press release, including statements regarding: the Company’s plan to evaluate the safety, tolerability, pharmacokinetics and antiviral activity of additional doses of INX-189 administered as monotherapy or in combination with ribavirin for seven days in its ongoing trial; the Company’s plan to expand the scope of its Phase 2 development program of INX-189 to include interferon-free combinations in HCV genotype 1, 2, and 3 patients in 2012; the time in which the Company anticipates completing an ongoing drug/drug interaction study in healthy subjects; the time in which the Company anticipates completing enrollment in its ongoing Phase 2 clinical trial, and; the Company’s intention to file a protocol for a Phase 2b clinical trial of FV-100 and other related submissions to the FDA this month and obtain feedback from the agency prior to determining whether it will initiate the proposed Phase 2b study of FV-100 in 2012, are forward looking statements. These intentions, expectations, or results may not be achieved in the future and various important factors could cause actual results or events to differ materially from the forward-looking statements that the Company makes, including the risk of: the Company, Pfizer, the FDA, a data safety monitoring board, or an institutional review board (IRB) delaying, limiting, suspending or terminating the clinical development of INX-189, FV-100, or the staphylococcal vaccine at any time for a lack of safety, tolerability, biologic activity or efficacy, commercial viability, regulatory issues, or any other reason; the Company’s ability to secure and use qualified third-party clinical and preclinical research and data management organizations to assist it in initiating and conducting planned clinical trials and preclinical studies; third party contract manufacturers not fulfilling their contractual obligations or otherwise performing satisfactorily in the future; the Company’s ability to manufacture and maintain sufficient quantities of preclinical and clinical trial material on-hand to complete planned preclinical studies and clinical trials on a timely basis; and other cautionary statements contained elsewhere herein and in its Annual Report on Form 10-K for the year ended December 31, 2010 and its Quarterly Report on Form 10-Q for the period ended March 31, 2011 and June 30, 2011,as filed with the Securities and Exchange Commission, or SEC, on March 16, 2011, May 6, 2011 and August 9, 2011, respectively. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release.

There may be events in the future that the Company is unable to predict accurately, or over which it has no control. The Company’s business, financial condition, results of operations and prospects may change. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the Federal securities laws to update and disclose material developments related to previously disclosed information. The Company qualifies all of the information contained in this press release, and particularly its forward-looking statements, by these cautionary statements.

Inhibitex® and MSCRAMM® are registered trademarks of Inhibitex, Inc. Victrelis TM is a trademark of Schering Corp., a subsidiary of Merck & Co. Inc.

Contacts:
Russell H. Plumb Chief Executive Officer (678) 746-1136 rplumb@inhibitex.com	Lee M. Stern, CFA The Trout Group (646) 378-2922 lstern@troutgroup.com

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INHIBITEX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	September 30,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$15,985,299	$8,554,151
Short-term investments	36,702,869	11,014,747
Prepaid expenses and other current assets	1,380,336	599,042
Accounts receivable	105,402	178,654

Total current assets	54,173,906	20,346,594
Property and equipment, net	687,734	1,090,029
Long-term investments.............................................................	999,870	—
Other long-term assets.............................................................	78,740	52,514

Total assets	$55,940,250	$21,489,137

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,649,345	$2,768,020
Accrued expenses	2,537,305	2,917,347
Current portion of notes payable	243,056	243,056
Capital lease obligations	22,113	180,792
Deferred revenue	41,667	129,167
Other current liabilities	258,382	238,703

Total current liabilities	5,751,868	6,477,085
Long-term liabilities:
Notes payable, net of current portion	121,527	303,819
Other liabilities, net of current portion	688,830	867,455

Total long-term liabilities	810,357	1,171,274

Total liabilities	6,562,225	7,648,359
Stockholders’ equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized at September 30, 2011 and December 31, 2010; none issued and outstanding	—	—
Common stock, $.001 par value; 150,000,000 shares authorized at September 30, 2011 and December 31, 2010, respectively; 78,286,957 and 62,423,358 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	78,287	62,423
Common stock warrants	8,309,413	11,145,558
Accumulated other comprehensive (loss) income.	(33,006)	542
Additional paid-in capital	326,584,914	270,187,742
Accumulated deficit	(285,561,583)	(267,555,487)

Total stockholders’ equity	49,378,025	13,840,778

Total liabilities and stockholders’ equity.	$55,940,250	$21,489,137

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INHIBITEX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenue:
License fees and milestones.	$1,012,500	$37,500	$1,087,500	$824,167
Collaborative research and development	250,000	250,000	750,000	750,000

Total revenue	1,262,500	287,500	1,837,500	1,574,167
Operating expense:
Research and development .	5,675,394	4,700,987	16,847,529	14,406,501
General and administrative .....	888,887	877,177	3,051,202	2,860,052

Total operating expense	6,564,281	5,578,164	19,898,731	17,266,553

Loss from operations	(5,301,781)	(5,290,664)	(18,061,231)	(15,692,386)
Other (expense) income, net	(7,118)	(1,107)	1,484	14,607
Interest income, net	32,434	18,309	53,651	52,374

Net loss ..............................	$(5,276,465)	$(5,273,462)	$(18,006,096)	$(15,625,405)

Basic and diluted net loss per Share	$(0.07)	$(0.08)	$(0.25)	$(0.25)

Weighted average shares used to compute basic and diluted net loss per share	78,119,694	62,248,265	71,933,556	61,884,023

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